Exhibit 99.1

NEWMARKET CORPORATION REPORTS IMPROVED THIRD QUARTER AND FIRST NINE MONTHS 2012 RESULTS

•	Earnings Improve 19 Percent for the Third Quarter and 23 Percent for the First Nine Months Excluding Special Items

•	Petroleum Additives Operating Profit Improves 15 Percent for the Third Quarter and 20 Percent for the First Nine Months of 2012 Excluding the 2011 Gain on a Legal Settlement

•	Debt Reduction of $99.3 Million in First Nine Months of 2012

Richmond, VA, October 25, 2012 – NewMarket Corporation (NYSE:NEU) President and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the third quarter and first nine months of 2012.

Net income for the third quarter of 2012 amounted to $64.7 million, or $4.83 per share, compared to net income of $71.4 million, or $5.22 per share, for the third quarter of last year. For the first nine months of this year, net income was $186.5, or $13.91 per share, compared to net income of $173.2 million, or $12.54 per share, for the same period last year.

As reflected on the following Summary of Earnings, results for the third quarter and first nine months periods of both this year and last year include certain special items. These items are presented individually on the following Summary of Earnings and discussed more fully on the financial statements and footnotes that are a part of this earnings release.

	Summary of Earnings (In millions, except per-share amounts)
	Third Quarter Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Net Income:
Net income	$64.7	$71.4	$186.5	$173.2
Loss on interest rate swap agreement	1.1	7.9	3.5	9.9
Loss on early extinguishment of debt	—	—	6.1	—
(Gain) on legal settlement, net	—	(23.9)	—	(23.9)

Income excluding the above special items	$65.8	$55.4	$196.1	$159.2

Diluted Earnings Per Share:
Net income	$4.83	$5.22	$13.91	$12.54
Loss on interest rate swap agreement	0.08	0.58	0.26	0.71
Loss on early extinguishment of debt	—	—	0.45	—
(Gain) on legal settlement, net	—	(1.74)	—	(1.73)

Income excluding the above special items	$4.91	$4.06	$14.62	$11.52

Excluding these special items from all periods, earnings for the third quarter of 2012 of $65.8 million, or $4.91 per share, increased 19 percent over earnings for the third quarter of last year of $55.4 million, or $4.06 per share. On the same basis, earnings for the first nine months of 2012 were $196.1 million, or $14.62 per share, an improvement of 23 percent compared to last year’s results of $159.2 million, or $11.52 per share. Earnings per share for the third quarter and first nine months of this year on this basis increased 21 percent and 27 percent, respectively.

For the third quarter of this year, petroleum additives operating profit was $96.3 million, an improvement of 15 percent over third quarter last year, excluding the 2011 gain on legal settlement. Petroleum additives operating profit of $122.8 million and $288.9 million for last year’s third quarter and first nine months, respectively, included a $38.7 million before-tax gain on a legal settlement. Sales of petroleum additives for the third quarter of this year were $547.7 million, down slightly compared to sales for the third quarter of last year of $552.0 million while shipments for this third quarter were essentially flat with last year’s period. For the first nine months of this year, petroleum additives operating profit increased to $300.4 million, an improvement of 20 percent over the same period last year, excluding the 2011 gain on legal settlement. For the first nine months of this year, sales increased to $1,689.6 million, an improvement of approximately 4 percent over sales of $1,627.4 million for nine months 2011 while shipments were down approximately 3 percent for the period.

Our business continues to generate strong cash flows enabling us to reduce debt $99.3 million since the beginning of this year. In the same period, cash has increased $29.3 million and other working capital is up $41.6 million.

Our petroleum additives business continues its strong performance. Our customer focused solutions and technology-driven product offerings are two of the key fundamentals of our continued success. We continue to increase our investment in research and development as evidence of our commitment to these goals. Our financial condition continues to grow stronger, enhancing our position for future growth and ability to improve shareholder value.

Please read our third quarter Form 10-Q for more details on the operations of the Company.

Sincerely,

/s/ Thomas E. Gottwald

Thomas E. Gottwald

The earnings for both the third quarter and first nine months of this year and last year include an expense from an interest rate swap related to the financing on Foundry Park resulting from the Company valuing the swap agreement at fair value at the end of each reporting period. The first nine months of this year also include a loss on the early extinguishment of debt. The third quarter and first nine months of last year include a gain on a legal settlement. The Company is reporting net income including these special items, as well as income excluding them, and related per share amounts in the Summary of Earnings included in the earnings release. The Company has also included the non-GAAP financial measure EBITDA in this earnings release. A schedule following the financial statements included in this earnings release is provided reflecting the calculation of EBITDA, defined as Net income, before the deduction of interest and financing expenses, income taxes, depreciation and amortization. EBITDA is shown on the schedule both including and excluding the items noted above. The Company believes that even though these special items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to net income determined under GAAP.

As a reminder, a conference call and Internet webcast is scheduled for 10:00 a.m. EDT on Friday, October 26, 2012, to review third quarter and first nine months 2012 financial results. You can access the conference call live by dialing 1-877-407-9210 (domestic) or 1-201-689-8049 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. The call will also be broadcast via the Internet and can be accessed through the Company’s website at www.NewMarket.com or www.investorcalendar.com. A teleconference replay of the call will be available until November 2, 2012 at 11:59 p.m. EDT by dialing 1-877-660-6853 (domestic) and 1-201-612-7415 (international). The conference ID number is 401293. A webcast replay will be available for 30 days.

NewMarket Corporation through its subsidiaries, Afton Chemical Corporation and Ethyl Corporation, develops, manufactures, blends, and delivers chemical additives that enhance the performance of petroleum products. From custom-formulated chemical blends to market-general additive components, the NewMarket family of companies provides the world with the technology to make fuels burn cleaner, engines run smoother and machines last longer.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to: availability of raw materials and transportation systems; supply disruptions at single sourced facilities; ability to respond effectively to technological changes in our industry; failure to protect our intellectual property rights; hazards common to chemical businesses; occurrence or threat of extraordinary events, including natural disasters and terrorist attacks; competition from other manufacturers; sudden or sharp raw materials price increases; gain or loss of significant customers; risks related to operating outside of the United States; the impact of fluctuations in foreign exchange rates; political, economic, and regulatory factors concerning our products; future governmental regulation; resolution of environmental liabilities or legal proceedings; inability to complete future acquisitions or successfully integrate future acquisitions into our business and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Item 1A, “Risk Factors” of our 2011 Annual Report on Form 10-K, which is available to shareholders upon request.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties come up from time to time, and it is impossible for us to predict these events or how they may affect the company. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

David A. Fiorenza
Investor Relations
Phone: 804.788.5555
Fax:	804.788.5688
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES

SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION

(In millions, except per-share amounts, unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011

Revenue:
Petroleum additives	$547.7	$552.0	$1,689.6	$1,627.4
Real estate development	2.9	2.8	8.6	8.6
All other (a)	3.4	2.6	8.9	8.0

Total	$554.0	$557.4	$1,707.1	$1,644.0

Segment operating profit:
Petroleum additives
Petroleum additives before gain on legal settlement, net	$96.3	$84.1	$300.4	$250.2
Gain on legal settlement, net (b)	0.0	38.7	0.0	38.7

Total petroleum additives	96.3	122.8	300.4	288.9

Real estate development	1.8	1.8	5.4	5.4
All other (a)	1.8	0.1	5.1	1.5

Segment operating profit	99.9	124.7	310.9	295.8

Corporate unallocated expense	(5.0)	(3.8)	(16.0)	(11.5)
Interest and financing expenses	(1.6)	(4.8)	(8.5)	(14.1)
Loss on an interest rate swap agreement (c)	(1.7)	(13.0)	(5.7)	(16.2)
Loss on early extinguishment of debt (d)	0.0	0.0	(9.9)	0.0
Other income (expense), net	1.6	0.2	2.8	(0.9)

Income before income tax expense	$93.2	$103.3	$273.6	$253.1

Net income	$64.7	$71.4	$186.5	$173.2

Basic earnings per share	$4.83	$5.22	$13.91	$12.54

Diluted earnings per share	$4.83	$5.22	$13.91	$12.54

Notes to Segment Results and Other Financial Information

(a)	“All other” includes the results of our tetraethyl lead (TEL) business, as well as certain contract manufacturing performed by Ethyl Corporation.
(b)	On September 13, 2011, we signed a settlement agreement with Innospec Inc. and its subsidiaries Alcor Chemie Vertriebs GmbH and Innospec Ltd. (collectively, Innospec) which provided for mutual releases of the parties and dismissal of the actions with prejudice. Under the settlement agreement, Innospec will pay NewMarket an aggregate amount of approximately $45 million in a combination of cash, a promissory note, and stock, of which $25 million was paid in cash on September 20, 2011 and $5 million was paid in the form of 195,313 shares of unregistered Innospec Inc. common stock. Fifteen million dollars is payable in three equal annual installments of $5 million under the promissory note, which bears simple interest at 1% per year. The first installment was paid in September 2012. The gain is net of expenses related to the settlement of the lawsuit.
(c)	The loss on an interest rate swap agreement represents the change, since the beginning of the reporting period, in the fair value of an interest rate swap which we entered into on June 25, 2009. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.
(d)	In March 2012, we entered into a $650 million five-year unsecured revolving credit facility which replaced our previous $300 million unsecured revolving credit facility. In April 2012, we used a portion of this new credit facility to fund the early redemption of all of our outstanding 7.125% senior notes due 2016 (senior notes), representing an aggregate principal amount of $150 million. In May 2012, we used a portion of the new credit facility to repay the outstanding principal amount on the Foundry Park I, LLC mortgage loan agreement (mortgage loan). As a result, we recognized a loss on early extinguishment of debt of $9.9 million during the nine months ended September 30, 2012 from accelerated amortization of financing fees associated with the prior revolving credit facility, the senior notes, and the mortgage loan, as well as from costs associated with redeeming the senior notes prior to maturity.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30		Nine Months Ended September 30
	2012	2011	2012	2011
Revenue:
Net sales - product	$551,187	$554,539	$1,698,556	$1,635,429
Rental revenue	2,857	2,857	8,573	8,573

	554,044	557,396	1,707,129	1,644,002

Costs:
Cost of goods sold - product	390,918	411,133	1,206,932	1,206,843
Cost of rental	1,067	1,067	3,203	3,203

	391,985	412,200	1,210,135	1,210,046

Gross profit	162,059	145,196	496,994	433,956

Selling, general, and administrative expenses	37,096	36,075	114,703	111,818
Research, development, and testing expenses	30,208	26,888	86,569	76,728
Gain on legal settlement, net (a)	0	38,656	0	38,656

Operating profit	94,755	120,889	295,722	284,066

Interest and financing expenses	1,632	4,797	8,498	14,135
Loss on early extinguishment of debt (b)	0	0	9,932	0
Other income (expense), net (c)	81	(12,825)	(3,740)	(16,879)

Income before income tax expense	93,204	103,267	273,552	253,052

Income tax expense	28,489	31,906	87,022	79,843

Net income	$64,715	$71,361	$186,530	$173,209

Basic earnings per share	$4.83	$5.22	$13.91	$12.54

Diluted earnings per share	$4.83	$5.22	$13.91	$12.54

Shares used to compute basic earnings per share	13,406	13,680	13,405	13,807

Shares used to compute diluted earnings per share	13,406	13,680	13,405	13,814

Cash dividends declared per share	$0.75	$0.60	$2.25	$1.64

Notes to Consolidated Statements of Income

(a)	On September 13, 2011, we signed a settlement agreement with Innospec Inc. and its subsidaries Alcor Chemie Vertriebs GmbH and Innospec Ltd. (collectively, Innospec) which provided for mutual releases of the parties and dismissal of the actions with prejudice. Under the settlement agreement, Innospec will pay NewMarket an aggregate amount of approximately $45 million in a combination of cash, a promissory note, and stock, of which $25 million was paid in cash on September 20, 2011 and $5 million was paid in the form of 195,313 shares of unregistered Innospec Inc. common stock. Fifteen million dollars is payable in three equal annual installments of $5 million under the promissory note, which bears simple interest at 1% per year. The first installment was paid in September 2012. The gain is net of expenses related to the settlement of the lawsuit.
(b)	In March 2012, we entered into a $650 million five-year unsecured revolving credit facility which replaced our previous $300 million unsecured revolving credit facility. In April 2012, we used a portion of this new credit facility to fund the early redemption of all of our outstanding 7.125% senior notes due 2016 (senior notes), representing an aggregate principal amount of $150 million. In May 2012, we used a portion of the new credit facility to repay the outstanding principal amount on the Foundry Park I, LLC mortgage loan agreement (mortgage loan). As a result, we recognized a loss on early extinguishment of debt of $9.9 million during the nine months ended September 30, 2012 from accelerated amortization of financing fees associated with the prior revolving credit facility, the senior notes, and the mortgage loan, as well as from costs associated with redeeming the senior notes prior to maturity.
(c)	On June 25, 2009 we entered into an interest rate swap. The loss on the interest rate swap was $1.7 million for the third quarter ended September 30, 2012 and $5.7 million for the nine months ended September 30, 2012. The loss on the interest rate swap was $13.0 million for the third quarter ended September 30, 2011 and $16.2 million for the nine months ended September 30, 2011. We are not using hedge accounting to record the interest rate swap, and accordingly, any change in the fair value is immediately recognized in earnings.

NEWMARKET CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	September 30	December 31
	2012	2011
ASSETS

Current assets:
Cash and cash equivalents	$79,707	$50,370
Trade and other accounts receivable, less allowance for doubtful accounts ($604 - 2012; $516 - 2011)	307,448	278,332
Inventories	334,721	306,785
Deferred income taxes	6,346	7,261
Prepaid expenses and other current assets	34,307	36,983

Total current assets	762,529	679,731

Property, plant and equipment, at cost	1,057,266	1,034,472
Less accumulated depreciation and amortization	703,732	681,506

Net property, plant and equipment	353,534	352,966

Prepaid pension cost	14,538	11,494
Deferred income taxes	37,066	35,805
Other assets and deferred charges	67,124	73,619
Intangibles (net of amortization) and goodwill	32,423	38,047

Total assets	$1,267,214	$1,191,662

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$116,494	$103,217
Accrued expenses	71,652	78,546
Dividends payable	8,580	8,529
Book overdraft	6,633	1,680
Long-term debt, current portion	6,242	10,966
Income taxes payable	15,845	13,086

Total current liabilities	225,446	216,024

Long-term debt	138,000	232,601
Other noncurrent liabilities	186,481	193,444

Shareholders’ equity
Common stock and paid in capital (without par value) Issued and Outstanding - 13,417,877 in 2012 and 13,404,831 in 2011	404	64
Accumulated other comprehensive loss	(87,737)	(98,732)
Retained earnings	804,620	648,261

	717,287	549,593

Total liabilities and shareholders’ equity	$1,267,214	$1,191,662

NEWMARKET CORPORATION AND SUBSIDIARIES

SELECTED CONSOLIDATED CASH FLOW DATA

(In thousands, unaudited)

	Nine Months Ended
	September 30
	2012	2011

Net income	$186,530	$173,209
Depreciation and amortization	32,449	32,344
Loss on early extinguishment of debt	9,932	0
Cash payment for 7.125% senior notes redemption	(5,345)	0
Cash pension and postretirement contributions	(24,090)	(23,479)
Noncash pension and post retirement expense	14,146	11,907
Gain on legal settlement, net	0	(38,656)
Proceeds from legal settlement	5,050	25,000
Proceeds from sale of equity securities	6,303	0
Working capital changes	(41,566)	(88,411)
Capital expenditures	(25,444)	(42,771)
Repayment of senior notes and mortgage loan	(213,544)	0
Net borrowings under revolving credit agreements	116,000	51,000
Repurchases of common stock	0	(85,892)
Dividends paid	(30,171)	(22,534)
All other	(913)	13,553

Increase in cash and cash equivalents	$29,337	$5,270

NEWMARKET CORPORATION AND SUBSIDIARIES

NON-GAAP FINANCIAL INFORMATION

(In thousands, unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30		September 30
	2012	2011	2012	2011

Net Income	$64,715	$71,361	$186,530	$173,209

Add:
Interest and financing expenses	1,632	4,797	8,498	14,135
Income tax expense	28,489	31,906	87,022	79,843
Depreciation and amortization	10,273	10,378	30,950	31,149

EBITDA	105,109	118,442	313,000	298,336

Less: Gain on legal settlement	0	(38,656)	0	(38,656)
Plus: Loss on interest rate swap agreement	1,659	12,978	5,650	16,153
Plus: Loss on early extinguishment of debt	0	0	9,932	0

EBITDA, as adjusted	$106,768	$92,764	$328,582	$275,833